Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-66278, 33-83584, 333-68967 and 333-51708) and on Form S-3 (Nos. 333-107395, 333-114268 and 333-109928) of Comtech Telecommunications Corp. of our report dated September 21, 2004, with respect to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended July 31, 2004, and the related financial statement schedule, which report appears in the July 31, 2004 annual report on Form 10-K of Comtech Telecommunications Corp. and subsidiaries.

Melville, New York
September 21, 2004